                                                                    EXHIBIT 3.02

                              ARTICLES OF AMENDMENT
                           TO THE AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                             CYBERGUARD CORPORATION

         Pursuant to Sections 607.1003 and 607.1006 of the Florida Business Corporation Act, the Amended and Restated Articles of Incorporation of CYBERGUARD CORPORATION (the "Corporation"), are hereby amended according to these Articles of Amendment:

         FIRST: The name of the Corporation is CyberGuard Corporation.

         SECOND: Article V of the Corporation's Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

                            ARTICLE V. CAPITAL STOCK

                  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000,000 shares, of which 50,000,000 shares of the par value of $0.01 per share shall be designated as Common Stock and 5,000,000 shares of the par value of $0.01 per share shall be designated as Preferred Stock. Shares of Preferred Stock may be issued in series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations, relative rights, preferences, and limitations of the shares of each series of Preferred Stock, including without limitation the following:

                  (a) the distinctive designation of such series which shall distinguish it from other series;

                  (b) the number of shares included in such series, which number may be increased or decreased from time to time by the Board of Directors unless otherwise provided by the Board of Directors in the resolution or resolutions providing for the issue of such series;

                  (c) the rate of dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions on the payment of such dividends, and the date or dates (or method of determining the date or dates) upon which such dividends shall be payable;

                  (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates (or method of determining date or dates) from which dividends on the shares of such series shall be cumulative;

                  (e) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation;

                  (f) the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices for which, the period or periods within which, and the other terms and conditions upon which, the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specific event or events;

                  (g) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which, and the other terms and conditions upon which, the shares of such series shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

                  (h) provisions, if any, for the conversion or exchange of the shares of such series, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

                  (i) the voting rights, if any, of the holders of the shares of such series, which may include multiple votes per share; and

                  (j) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such series shall operate on the relative rights, preferences, and limitations of the shares of each series of Preferred Stock.

         THIRD: The foregoing amendment was adopted on August 10, 1999 by a resolution of the board of directors of the Corporation. The foregoing amendment was adopted December 8, 1999 at the annual meeting of the shareholders of the Corporation, and the number of votes cast for the amendment was sufficient for approval.

         NOW THEREFORE, the undersigned Chief Financial Officer of the Corporation has executed this instrument effective December 20, 1999.

                                              CYBERGUARD CORPORATION

                                              By: /s/ TERRENCE A. ZIELINSKI
                                                 -----------------------------
                                                 Terrence A. Zielinski
                                                 Chief Financial Officer